Exhibit 10.2

PROMISSORY NOTE

$1,000,000.00	September 13, 2013

This Promissory Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Loan Agreement dated September 16, 2013 (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”) by and between American Restaurant Concepts, Inc., a Florida corporation (“Maker”), and Blue Victory Holdings, Inc., a Nevada corporation (“Payee”).  Capitalized terms not otherwise defined herein shall have the meanings provided in the Loan Agreement.

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Payee the principal amount of One Million Dollars ($1,000,000.00) or, if less, the outstanding principal balance of the Line of Credit Facility as may be due and owing to Payee under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement.

Interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full shall accrue at the rate specified in the Loan Agreement and be payable at the times specified in the Loan Agreement.

Notwithstanding anything to the contrary herein, all outstanding principal and accrued interest hereunder shall be due and payable on the Termination Date in accordance with the terms of the Loan Agreement.

This Note may be voluntarily prepaid, in whole or in part, in accordance with the terms of the Loan Agreement.

The outstanding principal of this Note, together with accrued interest payable thereon, or any portion thereof, may be converted, at Payee’s option, at any time on or after the Effective Date and from time to time, into fully paid and nonassessible shares of Common Stock in accordance with the terms of the Loan Agreement.

If any Event of Default shall occur under the Loan Agreement which is not cured within any applicable grace period specified in the Loan Agreement, this Note shall become immediately due and payable.

Presentment for payment, demand, notice of protest and protest all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

This Note may not be assigned by Maker without the express written consent of Payee.

Upon giving written notice thereof to Maker, this Note shall be assignable by Payee, in whole or in part, in accordance with the assignment provisions contained in the Loan Agreement.  Whenever in this Note reference is made to Maker or Payee, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon Maker and its successors and permitted assigns, and shall inure to the benefit of Lender and its successors and assigns.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without regard to conflicts of law principles.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, and intending this to be a sealed instrument, has caused this Note to be duly executed by its authorized officer the day and year first above written.

AMERICAN RESTAURANT CONCEPTS, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

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